                                  Form N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                                    MGI Funds
                            Exact Name of Registrant

                            NOTIFICATION OF ELECTION

     The undersigned  registered open-end investment company hereby notifies the
Securities  and Exchange  Commission  that it elects to commit  itself to pay in cash all  redemptions by a shareholder of record as provided by Rule 18f-1 under the  Investment  Company Act of 1940.  It is  understood  that this  election is irrevocable  while such rule is in effect  unless the  Commission  by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940,  the  registrant  has caused this  notification  of election to be duly executed  on its behalf in the city of New York and the state of New York on the
1st day of July, 2005.

                          Signature:            MGI FUNDS
                                           (Name of Registrant)

                                       By: /s/David M. Goldenberg
                                           Name: David M. Goldenberg
                                           Title: Vice President and Secretary

Attest: /s/Richard S. Joseph
        Name: Richard S. Joseph
        Title: Principal Accounting
               Officer and Treasurer